SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 14, 2005

CALLIDUS SOFTWARE INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50463	77-0438629
(Commission File Number)	(IRS Employer Identification No.)

160 W. Santa Clara St., Suite 1500 San Jose, CA	95113
(Address of Principal Executive Offices)	(Zip Code)

(408) 808-6400
Registrant’s telephone number, including area code:

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

     Item 1.01 Entry into a Material Definitive Agreement

     On February 14, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Callidus Software Inc. (the “Company”) approved a cash bonus plan, under which eligible employees (including all of the Company’s named executive officers) will have the potential to receive cash bonuses. A portion of the bonus will be based on Company performance and a portion will be based on individual performance. Awards will be measured and paid on a semi-annual basis. For the six-month period from January through June of 2005, the Company performance goals will consist of revenue and operating income targets. The Committee may adopt different Company performance goals for subsequent periods. The target bonus amount may be different for any individual, but generally ranges from 35% to 75% of base salary. In order for a participant in the bonus plan to receive the portion of the bonus based on the Company’s financial performance, the Company must achieve certain minimum goals. Participants will have the potential to receive increasing bonus amounts if the Company exceeds the financial performance targets, up to a maximum of 200% of that portion of the target bonus. In order for a participant to receive the portion of the bonus based on his or her individual performance, the participant must achieve certain minimum goals, with the potential to receive up to 100% of that portion of the target bonus. The Committee may adjust the individual performance rewards for over-achievement.

     In addition, as part of its review of the Company’s compensation structure and salary increases for 2005, the Committee approved an increase in the annual base salary of Richard Furino, the Company’s Vice President of North American Services and Support, from $200,000 to $240,000. This increase was higher than annual and merit increases for other executive officers, but was made in recognition of Mr. Furino’s increased duties and responsibilities.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.

Date:	February 18, 2005	By:	/s/ Ronald J. Fior

			Name:	Ronald J. Fior
			Title:	Vice President, Finance and Chief Financial Officer